MIGENIX DEFERRED SHARE UNIT PLAN

SECTION 1
GENERAL PROVISIONS

1.1

Purpose

The purpose of the Plan is to allow the Corporation to award long terms incentives in the form of Deferred Share Units to Eligible Participants, in order to allow participation in any increase in the value of the Corporation as evidenced by the increase in value of the Shares.  In addition, the purpose of the Plan is to promote a greater alignment of interests between Eligible Participants and the shareholders of the Corporation.

1.2

Definitions

As used in the Plan, the following terms have the respective meanings:

“Affiliate” means an affiliate company as defined in the Securities Act and includes issuers that are similarly related, whether or not any of the issuers are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;

“Applicable Withholding Tax” has the meaning set forth in section 2.6.3;

“Associate” means an associate as defined in the Securities Act;

“Board” means the Board of Directors of the Corporation;

“Committee” means the Compensation Committee of the Board;

“Corporation” means MIGENIX Inc.;

“Deferred Share Unit” means a right granted by the Corporation to an Eligible Participant to receive, on a deferred payment basis, Shares or cash, or any combination thereof, at the Corporation’s option and on the terms contained in this Plan;

“Defined Compensation” means any non-discretionary compensation payable to an Eligible Participant, as evidenced by a written contract between the Corporation and Eligible Participant;

“Director” means a member of the Board of the Corporation;

“Eligible Participant” means, subject to section 1.4 herein, any Director, officer, or employee of the Corporation;

“Fair Market Value” means not less than the closing sale price per Share at which Shares are traded on the Toronto Stock Exchange on the relevant date, or in the event that the Toronto Stock

Exchange is closed for trading on the relevant date, the last closing sale price per Share prior to the relevant date.  If the Shares are not listed on the Toronto Stock Exchange, the Fair Market Value will be the value established by the Board based on the average of the closing prices per Share on any other public exchange on which the Shares are listed, or if the Shares are not listed on any public exchange, by the Board based on its determination of the Fair Market Value of the Shares;

“Filing Date” means the date which the Notice of Settlement is received by the Secretary of the Corporation, or deemed to be received in accordance with section 2.6 herein;

“Insider” means:

(a)

an insider as defined in the Securities Act; and

(b)

an Associate or Affiliate of any person who is an Insider.

“Key Employee” means an employee of the Corporation who at any time during the calendar year is an officer of the Corporation whose annual compensation is equal to or greater than US$130,000, an employee whose share ownership in the Corporation is 5% or more, or an employee whose share ownership in the Corporation is 1% or more and whose annual compensation exceeds US$150,000, or as U.S. federal tax law is amended in this regard from time to time;

“Notice of Settlement” means a notice delivered via registered mail to the Secretary of the Corporation in the form prescribed by the Corporation from time to time, or in absence of such form, a written notice indicating the Eligible Participant’s desire to receive his or her Settlement Amount and delivered via registered mail to the Secretary of the Corporation;

“Outstanding Shares” means at any time of any Share issuance or grant of Deferred Share Units that number of Shares that are outstanding immediately prior to the Share issuance or grant of Deferred Share Unit in question, on a non-diluted basis, or such other number as may be determined under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject;

“Plan” means the MIGENIX Deferred Share Unit Plan, as amended from time to time;

“Securities Act” means the Securities Act, R.S.O. 1990, c.S.5, as amended from time to time;

“Settlement Amount” means an amount equal to the number of Deferred Share Units credited to the Eligible Participant’s account multiplied by the Fair Market Value of the Shares on the Filing Date, net of any Applicable Withholding Tax;

“Share” means a common share in the capital of the Corporation;

“Terminated Service” means that an Eligible Participant has, except as a result of death or disability, ceased to be a Director or employee of the Corporation, as the case may be; and

“U.S. Person” means an Eligible Person who is a United States citizen or a United States resident as defined under U.S. tax law.

1.3

Effective Date

The Plan will be effective as of September 12, 2006, subject to shareholder and regulatory approval.

1.4

Eligible Participants

No director, officer or employee shall have any right or entitlement to be selected or designated as an Eligible Participant.  The selection or designation of any Eligible Participant shall be in the sole and absolute discretion of the Board and any decision of the Board shall be final, binding and conclusive on all parties concerned.

1.5

Shares in Reserve

The total number of Shares reserved for issuance to Eligible Participants under this Plan shall not exceed 750,000 Shares.  The number of Shares reserved for issuance to Eligible Participants may be increased, decreased or fixed by the Board, as permitted under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject.  No fractional Shares will be issued under this Plan.

At any time the number of Shares issuable in respect of outstanding Deferred Share Units is not to exceed the number of Shares reserved for issuance pursuant to this section 1.5, less any Shares issued to pay Settlement Amounts.  Payments of Settlement Amounts in cash and cancellation of Deferred Share Units pursuant to subsection 2.6.5 will not reduce the number of Shares reserved for issuance to Eligible Participants under this Plan.

1.6

Number of Shares/Maximum Grant

The number of Shares that may be issued pursuant to this Plan will be determined by the Committee, provided that:

1.6.1

the number of Shares reserved for issuance to any one Eligible Participant pursuant to this Plan within any one year period shall not, in aggregate, exceed 5% of the total number of Outstanding Shares on a non-diluted basis;

1.6.2

the number of Shares reserved for issuance to Eligible Participants that are non-executive Directors pursuant to this Plan shall not, in aggregate, exceed 1% of the total number of Outstanding Shares on a non-diluted basis; and

1.6.3

the number of Shares:

1.6.3.1

issuable, at any time, to Eligible Participants that are Insiders, as a group; and

1.6.3.2

issued to Eligible Participants that are Insiders, as a group, within any one year period;

pursuant to this Plan, or when combined with all other security based share compensation arrangements shall not, in aggregate, exceed 10% of the total number of Outstanding Shares on a non-diluted basis.

1.7

Provisions Relating to Share Issuance

The Committee shall make any provisions necessary to ensure that the issuance, if any, of Shares pursuant to this Plan shall be exempt from all registration or qualification requirements of applicable securities laws and will be permitted under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject.

1.8

Administration

The Plan shall be administered by the Committee, and the Committee is authorized, subject to the provisions of this Plan, to establish from time to time such rules and regulations, make such determinations and to take such steps in connection with this Plan as in the opinion of the Committee are necessary or desirable for the proper administration of this Plan.  For greater certainty, without limiting the generality of the foregoing, the Committee will have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan and any applicable corporate and securities law requirements:

1.8.1

to interpret and construe this Plan and to determine all questions arising out of this Plan and any Deferred Share Unit granted pursuant to this Plan;

1.8.2

to grant and determine the number of Deferred Share Units granted to Eligible Participants;

1.8.3

to prescribe the form of instrument relating to the grant of Deferred Share Units;

1.8.4

to enter into such grant notice with respect to each grant;

1.8.5

subject to Board approval, determine the time or times when the Deferred Share Units will vest;

1.8.6

to make payment of any Settlement Amount in whole or in part by Shares, provided that such Shares paid are deducted from the number of underlying Shares subject to the Plan;

1.8.7

to take such steps and require such documentation from Eligible Participants which, in its opinion, are necessary or desirable to ensure compliance with all applicable laws;

1.8.8

to adopt such modification, procedures and subplans as may be necessary or desirable to comply with he provisions of the laws of Canada and the United

States of America to ensure the viability and maximization of the benefits from the Deferred Share Units granted to Eligible Participants residing in such countries and to meet the objectives of this Plan; and

1.8.9

to determine such other matters as provided for herein.

Any decision of the Committee in the interpretation and administration of the Plan will be final, conclusive and binding on all parties concerned, including, but not limited to, the Eligible Participants and their beneficiaries and legal representatives, the Corporation, its employees and shareholders.  All expenses of administration of the Plan will be borne by the Corporation.

Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, exercise the powers and duties of the Committee under the Plan without any further action of the Committee.

1.9

Delegation

The Committee may, to the extent permitted by law, delegate any of its responsibilities under the Plan and powers related thereto to one or more officers of the Corporation and all actions taken and decisions made by such officers in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Eligible Participant, and their beneficiaries and legal representatives.

SECTION 2
AWARDS UNDER THE PLAN

2.1

Awards of Deferred Share Units

Subject to Board approval, the Committee may, in its sole and absolute discretion, award Deferred Share Units to Eligible Participants, and upon such terms and conditions as the Committee determines, subject to applicable laws and the terms of this Plan.

Notwithstanding the above, the Corporation shall not, without the written consent of the Eligible Participant, award Deferred Share Units to an Eligible Participant in lieu of or as a replacement of such Eligible Participant’s Defined Compensation.

2.2

Determination of Deferred Share Units

Deferred Share Units awarded pursuant to the Plan will be credited to an account maintained for each Eligible Participant by the Corporation as and when awards are made.  The number of Deferred Share Units to be credited to an Eligible Participant will be determined on the date approved by the Committee on a one Deferred Share Unit per Share basis.

2.3

Discretion to Pay Cash or Shares

Settlement Amounts shall be paid in cash or Shares, or any combination of cash or Shares, to be determined by the Committee in its sole and absolute discretion.  The Committee shall have the discretion to delay payment of the Settlement Amount if it, in its sole discretion, determines that such delay is desirable to ensure compliance with Section 3.3 herein.

2.4

Eligible Participant’s Account

The Corporation will send a written confirmation of the balance in each Eligible Participant’s Account to the Eligible Participant upon request of the Eligible Participant.

2.5

Adjustments and Reorganizations

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Corporation assets to shareholders, or any other change in the capital of the Corporation affecting Shares, the Board, in its sole and absolute discretion, will make, with respect to the number of Deferred Share Units outstanding under the Plan, any proportionate adjustments as it considers appropriate to reflect that change.

2.6

Payment of Settlement Amount

2.6.1

Non-U.S. Persons

2.6.1.1

An Eligible Participant who is not a U.S. Person and who has Terminated Service may receive their Settlement Amount by filing a Notice of Settlement on or before December 15 of the first calendar year commencing after the date of the Eligible Participant’s Terminated Service.  If the Eligible Participant fails to file such notice on or before that December 15, the Eligible Participant will be deemed to have filed the Notice of Settlement on that December 15.

2.6.1.2

Subject to Section 2.3 herein, the Corporation shall make payment of the Settlement Amount as soon as reasonably possible following the Filing Date.

2.6.1.3

In the event of the death of an Eligible Participant who is not a U.S. Person, the Corporation will, subject to Section 2.3 herein, make payment of the Settlement Amount within two months of the Eligible Participant’s death to or for the benefit of the legal representative of the deceased Eligible Participant.  For the purposes of this subsection 2.6.1.3, the Filing Date shall be date of the Eligible Participant’s death.

2.6.1.4

If an Eligible Participant who is not a U.S. Person dies after the Eligible Participant has Terminated Service but before filing a Notice of Settlement, section 2.6.1.3 will apply.

2.6.2

U.S. Persons

2.6.2.1

In the event that an Eligible Participant who is a U.S. Person and not a Key Employee has Terminated Service, the Corporation will, subject to Section 2.3 herein, make payment of the Settlement Amount as soon as reasonably possible following of such Eligible Person’s Terminated Service.  For the purposes of this subsection 2.6.2.1, the Filing Date shall be date that such Eligible Person Terminated Service.

2.6.2.2

In the event that an Eligible Participant who is a U.S. Person and a Key Employee has Terminated Service, the Corporation will, subject to Section 2.3 herein, make payment of the Settlement Amount as soon as is reasonably possible following the date that is 6 months after the date that such Eligible Participant Terminated Service. For the purposes of this subsection 2.6.2.2, the Filing Date shall be the date which is 6 months after the date that such Eligible Participant Terminated Service.  In the event of death of such an Eligible Participant during the 6 month period following the date the Eligible Participant Terminated Service, the rules under section 2.6.2.3 shall then apply.

2.6.2.3

In the event of the death of an Eligible Participant who is a U.S. Person, the Corporation will, subject to Section 2.3 herein, make payment of the Settlement Amount within two months of the Eligible Participant’s death to or for the benefit of the legal representative of the deceased Eligible Participant.  For the purposes of this subsection 2.6.2.3, the Filing Date shall be date of the Eligible Participant’s death.

2.6.3

Applicable Withholding Tax

The Corporation shall be authorized to deduct such taxes and other amounts as it may be required by law to withhold, in such manner as it determines (“Applicable Withholding Tax”), including without limiting the generality of the foregoing, by delivering less cash or fewer Shares than the Eligible Participant otherwise would have received.  The Corporation may require Eligible Participants to deliver undertakings to, or indemnities in favour of, the Corporation respecting the payment by such Eligible Participants of applicable income or other taxes.

2.6.4

Cancellation of Deferred Share Units

Any Deferred Share Units credited to an Eligible Participant’s account shall be cancelled upon payment of the corresponding Settlement Amount, or in accordance with subsection 2.6.5 below.

2.6.5

Termination for Cause

In the event that an Eligible Participant is terminated for cause as a Director, officer or an employee of the Corporation or its Affiliates:

a)

any Deferred Share Unit credited to the account maintained for such Eligible Participant will be forfeited, and

b)

any and all rights of such Eligible Person with respect to and arising from this Plan shall terminate, upon the date of such termination, without regard to any period of reasonable notice or any salary continuance.

SECTION 3
GENERAL

3.1

Transferability of Awards

An Eligible Participant may not assign any Deferred Share Unit or any other right, benefit or interest in this Plan without the written consent of the Committee, and any purported assignment without such consent will be void and will not be recognized by the Corporation, except that in the event of the death of the Eligible Participant, the legal representatives of the Eligible Participant will be entitled to receive the amount of any payment otherwise payable to the Eligible Participant hereunder in accordance with the provisions hereof.

3.2

No Right to Service

Neither participation in the Plan nor any action under the Plan will be construed to give any Eligible Participant a right to be retained in the service of the Corporation.

3.3

Applicable Trading Policies

The Board and each Eligible Participant will ensure that all actions taken and decisions made by the Board or an Eligible Participant, as the case may be, pursuant to the Plan comply with any applicable securities regulation and policies of the Corporation relating to insider trading or “blackout” periods.

3.4

Successors and Assigns

This Plan will enure to the benefit of and be binding upon the respective legal representatives of the Eligible Participant.

3.5

Plan Amendment

3.5.1

The Committee will have the right at any time to suspend or terminate this Plan and, subject to subsection 3.5.2, may:

3.5.1.1

with approval of shareholders of the Corporation by ordinary resolution make any amendment to the Plan; and

3.5.1.2

without approval of shareholders of the Corporation make the following amendments to the Plan:

(a)

amendments of a clerical nature, including, but not limited to the correction of grammatical or typographical errors or clarification of terms;

(b)

amendments to vesting provisions; and

(c)

amendments to reflect any requirements of any regulatory authorities, to which the Corporation is subject, including any amendments made to reflect changes in U.S. or Canadian tax laws.

3.5.2

In exercising its rights pursuant to section 3.5.1, the Committee will not have the right to:

3.5.2.1

without the consent the Eligible Person or unless required by law, adversely affect the rights of an eligible Person with respect to Deferred Share Units to which the Eligible Person holds; or

3.5.2.2

affect any suspension, termination or amendment that violates any applicable law or regulation.

3.6

Plan Termination

The Board may terminate the Plan at any time, but no termination will, without the consent of the Eligible Participant or unless required by law, adversely affect the rights of an Eligible Participant with respect to Deferred Share Units to which the Eligible Participant is then entitled under the Plan.

3.7

Governing Law

The Plan and all matters to which reference is made in the Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

3.8

Reorganization of the Corporation

The existence of any Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

3.9

No Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Shares or other securities of the Corporation, nor shall they entitle any Eligible Participant to exercise voting rights or any other rights attaching to the ownership of Shares of other securities of the Corporation, nor shall any Eligible Participant be considered the owner of the Shares by virtue of the award of Deferred Share Units.

3.10

No Other Benefit

No amount will be paid to, or in respect of, an Eligible Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Participant for such purpose.

SCHEDULE “A”

(Draft Agreement For Purposes of Section 2.1 )

Personal & Confidential

[date]

[Name of Eligible Participant]

Dear :

In accordance with the terms and conditions of the MIGENIX Inc. Deferred Share Unit Plan (the “Plan”), $_________, representing _______ Deferred Share Units was credited to your account on the date hereof.

In accordance with the terms of the Plan, all Deferred Share Units credited to your account will be paid out at the time and in the manner specified in the Plan.

In accepting your award of Deferred Share Units, you hereby offer the following representations and covenants to the Corporation:

(A)

You have not been induced to accept these Deferred Share Units by the expectation of employment or continued employment with the Corporation or its Affiliates and you are not aware of any commission or other remuneration having been paid or given to others in respect of the trade in Shares;

(B)

You are aware that the grant of Deferred Share Units and issuance of Shares, if any, thereunder are exempt from the obligation under applicable securities laws to tile a prospectus or other registration document qualifying the distribution of the Deferred Share Units or the Shares distributed thereunder;

(C)

If you, at the discretion of the Corporation, receive Shares pursuant this Plan, you will, prior to and upon any sale or disposition of such Shares comply with all applicable securities laws and all applicable rules and regulations of all regulatory authorities to which the Corporation is subject, and will not offer, sell or deliver any of such Shares, directly or indirectly, in the United States or to any citizen or resident of, or any corporation, partnership or other entity created or organised in or under the laws of the United States, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source, except in compliance with the securities laws of the United States.

Please sign the enclosed copy of this letter and return it to  (in the attached self-addressed envelope) by  to confirm your agreement with the foregoing and your agreement to participate in the Plan in accordance with the terms thereof.

Sincerely,

Encl.

I agree with the foregoing and agree to participate in the MIGENIX Inc. Deferred Share Unit Plan in accordance with its terms.

Dated:	[Name of Eligible Participant]